411 East Wisconsin Avenue Suite 2400 Milwaukee, Wisconsin 53202-4426 414.277.5000 Fax 414.978.8899 www.quarles.com	Attorneys at Law in Chicago Indianapolis Madison Milwaukee Minneapolos Naples Phoenix Tampa Tucson Washington, D.C.

July 26, 2022

Wisconsin Capital Funds, Inc.
d/b/a Plumb Funds
8020 Excelsior Drive, Suite 402
Madison, Wisconsin 53717

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A of Wisconsin Capital Funds, Inc. (the “Registration Statement”) of our opinion as to the legality of the Investor Class shares (formerly undesignated) of the various mutual fund series of Wisconsin Capital Funds, Inc., which opinion was previously filed as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement, our opinion as to the legality of the Institutional Class shares of the various mutual fund series of Wisconsin Capital Funds, Inc., which opinion was previously filed as an exhibit to Post-Effective Amendment No. 24 to the Registration Statement, and our opinion as to the legality of the Class A Shares of the various mutual fund series of Wisconsin Capital Funds, Inc., which opinion was previously filed as an exhibit to Post-Effective Amendment No. 27 to the Registration Statement. We also consent to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours,
/s/ Quarles & Brady LLP
Quarles & Brady LLP